Exhibit 99.1

PEABODY ENERGY News Release

CONTACT: Vic Svec (314) 342-7768
FOR IMMEDIATE RELEASE
September 15, 2006
PEABODY ENERGY COMPLETES UNSECURED CREDIT FACILITY;
MOODY’S AND S&P RAISE RATINGS ON SENIOR NOTES
ST. LOUIS, Sept. 15 — Peabody Energy (NYSE: BTU) announced today that it has completed its financing of a new senior credit facility on an unsecured basis. The facility includes $1.8 billion in revolving credit and a $950 million Term Loan A.
     “Peabody is replacing its existing secured credit facility with a substantially larger unsecured facility, to provide the company with greater financial flexibility to pursue its growth strategies,” said Peabody Chief Financial Officer and Executive Vice President of Business Development Richard A. Navarre. “This new facility reflects our financial strength and the confidence of the credit markets in Peabody.”
     Moody’s has rated the new facility Ba1, while raising the rating on the company’s senior unsecured notes to Ba1 from Ba2. S&P has assigned a BB rating to the new facility and raised the ratings of the senior unsecured notes to BB.
     The new facility will be used in part to fund the company’s planned acquisition of Excel Coal, which is on track for completion in October. Bank of America and Citigroup served as lead arrangers for the new credit facility.
     Peabody Energy is the world’s largest private-sector coal company, with 2005 sales of 240 million tons of coal and $4.6 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity generation and 3 percent of worldwide electricity.
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